Press Release                              Source: Westside Energy Corporation

Westside Energy to Purchase Partner Interests in Barnett Shale Acreage; Acquisition Immediately Accretive to Reserves, Production and Pipeline Assets

Wednesday November 30, 5:51 pm ET

HOUSTON, Nov. 30 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex:
WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today announced it signed a Definitive Purchase and Sale Agreement to acquire 100% of the partnership interests and assume certain debt of EBS Oil and Gas Partners Production Company, L.P. and its affiliates (EBS). Upon closing, the effective date of the Agreement will be October 1, 2005. Terms of the purchase were:

    * Initial purchase price of $9,804,839, net of closing adjustments, to be paid in cash. The total purchase price is subject to certain adjustments based on the value of the reserves resulting from the completion of 12 wells which are currently in various stages of development. The adjustments will be determined several times by the parties as reserve totals and production flows are accounted for by the parties. Westside makes no projection as to the final date that these adjustments will be accounted for, except to say the accounting will be done as expeditiously as possible.

    * As part of the transaction, Westside today purchased $3.85 million of debt owed by EBS. The purchased EBS debt accrues interest at the rate of 12% per annum, and will become due and payable in 60 days and will be accounted for as a reduction to the initial purchase price.

The consummation of the Agreement is subject to standard closing conditions. The transaction is scheduled to close on or before January 31, 2006 and Westside intends to finance the transaction with some combination of cash, bank and other debt, and equity. Westside makes no assurances that it will successfully close the transaction.

EBS currently has interests in 27 producing wells with estimated total proved reserves of 2.3 billion cubic feet equivalent of natural gas (88% natural gas and 51% proved developed producing) as of October 1, 2005. The pipeline assets consist of a one-sixth interest in approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day. As disclosed by Westside Energy on November 16, 2005, EBS and Westside have drilled six wells in 2005 as part of an earlier agreement, with Westside investing $2.5 million to drill and complete these wells. Further, Westside provided funds for EBS to acquire 3,873 gross acres in their Area of Mutual Interest.

Jimmy D. Wright, Westside Energy President and Chief Executive Officer said:
"With this strategic acquisition of EBS, Westside continues to focus on achieving its long-term growth targets for shareholders. Consolidating the EBS assets under the Westside umbrella is immediately accretive to shareholders, adding reserves, drilling locations, production and operating cash flow. More importantly though, the management and employees of EBS are joining Westside, bringing considerable oil and gas expertise, further critical mass and relationships for Westside that will complement our efforts assimilating acreage, drilling and completing wells, and placing them on production."

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on exploiting its 68,084 gross (64,361 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.